Exhibit 99.1

HOVNANIAN ENTERPRISES, INC.                        News Release


_______________________________________________________________________________

Contact:    At the Company                   At The Financial Relations Board
            Kevin C. Hake                    Amy F. Glynn, CFA
            Vice President, Finance          675 Third Avenue
               and Treasurer                 212-661-8030
            732-747-7800
_______________________________________________________________________________

HOVNANIAN ENTERPRISES AND WASHINGTON HOMES COMPLETE MERGER

RED BANK, NJ, January 24, 2001 -- Hovnanian Enterprises, Inc. (ASE: HOV) and Washington Homes, Inc. (formerly NYSE: WHI) announced that, having received shareholder approvals, they closed on their merger on January
23. As a result, Washington Homes, Inc. has been merged with and into a wholly owned subsidiary of Hovnanian. Washington Homes, Inc. is no longer listed as a separate company on the NYSE effective as of the close of trading yesterday. Hovnanian is now expected to rank among the top-ten homebuilders in the United States, with total assets approaching $1.0 billion. Fiscal 2001 revenue is expected to climb more than 40% to approximately $1.65 billion and deliveries are anticipated to exceed 6,700 homes. The merger resulted in the issuance of an additional 6.4 million Hovnanian common shares, boosting shareholders' equity above $300 million and adding significant liquidity for shareholders by increasing the publicly-held float almost 50%.

"With the merger completed, we can now focus on achieving the many benefits the combination of our two companies will allow," said Kevork S. Hovnanian, Chairman and Founder of Hovnanian Enterprises, Inc. "This combination is a perfect fit with our strategy of having a dominant presence in a handful of select markets. It greatly enhances the Company's market position in Metro-Washington D.C. and North Carolina, adds depth to our management team, increases our market capitalization, and further diversifies our earnings," he added. "Our increased size and focused market concentration will provide powers and economies of scale that should lead to superior returns for our shareholders." Subsequent to the merger, Hovnanian Enterprises, Inc. will maintain its current position as the largest builder in New Jersey and will become the second-largest builder in Metro-Washington, D.C. and the largest builder in North Carolina. In addition, Hovnanian will continue to have a significant presence in Dallas, Texas and Southern California, will be a top-five builder in Nashville, Tennessee and the market leader in Huntsville, Alabama and the Gulf Coast of Mississippi.

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"We are extremely pleased to join together with the Hovnanian organization," said Geaton A. DeCesaris, Jr., former President and CEO of Washington Homes, Inc. "The merger has achieved our objective of providing greater liquidity for our shareholders and it will give all of our associates in the combined Company a more advantageous environment in which to flourish," said Mr. DeCesaris, who is now the President of Homebuilding Operations and Chief Operating Officer for Hovnanian Enterprises. "The growth prospects and increased market presence for the Company have improved the opportunities for our combined teams in North Carolina and Washington D.C.," he added.

"We plan to implement our extensive training and career development programs to cover our new associates," commented Ara K. Hovnanian, President and CEO of the combined Company. A joint team has already developed an integration plan to build on the market strength the Company has gained in North Carolina and Metro-Washington, D.C. The plan includes leveraging the most powerful local brands and national purchasing contracts, combining redundant offices, eliminating duplicate design centers and consolidating sales and marketing efforts wherever possible. "We are finding additional synergies as we implement our integration plan," noted Mr. Hovnanian.

"Washington Homes is expected to add between $.05 to $.10 per share to this year's earnings," said Ara Hovnanian. "Year to date, we have already delivered or sold more than 60% of the Company's projected fiscal 2001 deliveries. We are confident that we will meet or exceed analyst estimates of approximately $1.80 per share for fiscal 2001, representing a 20% increase from our record performance in fiscal 2000," he said.
"Our earnings estimates are prior to the effect of any special charges related to the merger that will be taken in the first quarter ending January 31st, 2001," Mr. Hovnanian added.

The total equity value of the merger consideration was $94.8 million, paid 40% in cash and the balance in Hovnanian Class A common shares, in accordance with the terms of the Agreement and Plan of Merger. Approximately 4.6 million of the 8.3 million outstanding Washington Homes shares were converted into Hovnanian shares. Hovnanian also refinanced the outstanding debt of Washington Homes under the Company's $375 million revolving credit agreement, as anticipated.

Washington Homes shareholders who elected to receive all cash as consideration for their shares or who failed to properly deliver an election form by the announced deadline will receive $10.08 in cash for each share of Washington Homes stock. Washington Homes shareholders who elected to receive all stock as consideration will receive, as a result of pro-ration, 1.0287 shares of Hovnanian Class A common stock and $2.62 in cash for each share of Washington Homes stock.

"Most of our communities continue to experience strong demand," Ara Hovnanian noted. "The increasingly difficult environment for regulatory approvals in nearly all areas of the country has kept the supply of new housing from meeting demand in many of our markets. This gives us confidence that the housing market will support our business plan, even if there is a moderate downturn in job creation," he said. "With the addition of Washington Homes, Hovnanian now controls more than 40,000 lots in attractive locations. Over 70% of these lots are controlled under rolling option contracts. The merger will also allow us to continue to apply our standardized processes and operating strategies across a wider universe, in order to further enhance our returns," he concluded.


Hovnanian Enterprises, Inc. designs, constructs and markets single-family homes, townhomes and condominiums in planned residential communities in New Jersey, North Carolina, Pennsylvania, Virginia, Maryland, New York, California, Texas, Tennessee, Alabama and Mississippi in the United States, and in Poland.


Note: All statements in this Press Release that are not historical facts should be considered as "forward-looking statements" within the meaning of the Private Securities Litigation Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in detail in the Company's Form 10-K for the year ended October 31, 1999.